Exhibit (a)(5)(D)

Intercept’s Option ExchangeOffering An Offer to Exchange Eligible Options for New Options Employee Meetings August 2021 – September 2021 FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE

Introductions Rick Johnson Vice President, Head of Total Rewards David Ford CHRO Michael Stapleton Senior Manager, Global Equity Plans John Hammond Aon FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE2

Agenda How it works Eligibility to participate Eligible options New option terms Ratios and example Timeline for exchange Process Demo Important disclaimers Q & A – send all questions to: totalrewards@interceptpharma.com FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE3

How an Option Exchange Works

How An Option Exchange Works Opportunity to exchange existing underwater options for new ones. Eligible employees and eligible grants Not required – you can retain your existing option grants An underwater option is an option whose exercise price is above the current trading price of the stock. The replacement options granted must be the equivalent value of your current options Will result in change of terms and fewer options for the lower exercise price FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE5

How An Option Exchange Works Continued An option exchange rate/ratio is set up front Different levels of exercise prices can have different exchange rates If the stock is trading at $20, an option with a $60 grant price is worth more than an option with a $100 grant price Ratios were finalized as of the start of the tender offer based on the stock price at that time When the tender offer is completed, if you chose to exchange your existing options for new options, your original award or awards are cancelled, and you receive the new award Important: You can change your election as often as you want prior to the tender period closing. When it closes, your decision is ‘locked.’ FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE6

Eligibility

Eligibility Executive Officers and Board Members are excluded Active employees – at the beginning and end of the tender period Have options that are eligible for the exchange FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE8

Eligible Options | An Outstanding Option Grant price, Exercise price, Strike price, and Option price – 4 terms that mean the same thing – the price you pay for the option Held by an Eligible Participant Outstanding as of the end of the tender offering Granted before February 15, 2020 Has a grant date strike price greater than $50.75 Granted under the 2012 Equity Plan FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE9

New Option Terms

New Option Terms Expected Grant Date September 20, 2021 Exercise Price (Grant / Strike) will be as of close on that date New Options will be Non-Qualified grants which is consistent with our current practice and policy Expiration date will be up to 6.5 years New Vesting – even if grant already vested Vested options – vests 1 year from grant date Unvested options – vests 2 years from grant date FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE11

RatiosandExample *Ratios in your tender offer document FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE12

Current: 1,000 eligible options at original $120.00 grant price Closing Stock Price: on September 20th, is $20.00 Offer to Exchange: Would be receiving 400 new options at $20.00 grant price FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE13

A more detailed example to aid in your decision (#1) Example: 777 eligible options at $100.00 grant price Closing stock price on September 20th is $20 (hypothetical) Offer to exchange would be receiving 444 options at $20 grant price (1.75 – 1) At a hypothetical future Intercept stock price of $80, the Original options still are underwater (no value) Breakeven – $206.67. If the stock exceeds $206.67, retaining your original award would have been more profitable (different ratios and grant prices have different breakeven points) Eligible Option Grant Price Range Original Options Exchanged Options Grant Price $100.00 $20.00 Your Options 777 444 Future ICPT Stock Price $80.00 $80.00 Value --$26,640 Eligible Option Grant Price Range Original Options Exchanged Options Grant Price $100.00 $20.00 Your Options 777 444 Future ICPT Stock Price $206.67 $206.67 Value $82,880 $82,880 At a future ICPT stock price of $80.00, the original options are still underwater and do not have any value, however the exchanged options are now worth $26,640.00 Intercept’s stock price would need to exceed $206.67 for your original options to break even with your new exchanged offer FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE14

A more detailed example to aid in your decision (#2) Example: 750 eligible options at $75.00 grant price Closing stock price on September 20th is $20 (hypothetical) Offer to exchange would be receiving 500 options at $20 grant price (1.5 – 1). At a hypothetical future Intercept stock price of $70, the Original options still are underwater (no value) Breakeven – $185.00. If the stock exceeds $185.00, retaining your original award would have been more profitable (different ratios and grant prices have different breakeven points) Eligible Option Grant Price Range Original Options Exchanged Options Grant Price $75.00 $20.00 Your Options 750 500 Future ICPT Stock Price $70.00 $70.00 Value --$25,000.00 Eligible Option Grant Price Range Original Options Exchanged Options Grant Price $75.00 $20.00 Your Options 750 500 Future ICPT Stock Price $185.00 $185.00 Value $82,500.00 $82,500.00 At a future ICPT stock price of $70.00, the original options are still underwater and do not have any value, however the exchanged options are now worth $25,000.00 Intercept’s stock price would need to exceed $185.00 for your original options to break even with your new exchanged offer FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE15

TimelineForExchange Grant Date September 20th Early October BAML System Updates with New Grant Paperwork Opened August 16th Closes Friday, September 17th at 11:59PM (EDT)* Exchange Statements Week of September 20th The Company retains the ability to extend the closing date from Friday, September 17th. If we do so, we will let you know. That would mean that the grant date (and subsequent events) would occur later as well. FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE16

Process You received an email with election account opening details We’ll demo this shortly You can go in the Aon site as often as you want and change your ‘current’ election until it closes It is locked at close REMINDER Grant price determined with the September 20th stock price * Final exchange statements will be sent out week of September 20th YOU MUST ACCEPT your new grant when delivered via BAML system in October (same process as all standard grants) The Company retains the ability to extend the closing date from Friday, September 17th. If we do so, we will let you know. That would mean that the grant date (and subsequent events) would occur later as well. FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE17

ImportantDisclaimers Intercept cannot advise you on what to do – this is a financial decision that is entirely yours Send us an email asking for advice, and we will be required to say ‘read through your materials’ / check out the Website / talk to your advisor’ You must complete your tender offer on time You will receive an immediate e-mail confirmation with your elections – every time you submit Keep it for documentation It’s only 25 business days long. This is a one-time event. FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE18

Demo You have an e-mail from Aon (awardchoice@aon.com) You’ll click the link – use the provided code and register with your Intercept e-mail only Aon cannot validate your account with a Gmail, or other personal email You will get an authentication e-mail FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE

Q&A – email questions to: totalrewards@interceptpharma.com FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE20